Exhibit 23.1

AXIS CAPITAL HOLDINGS LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-165548 on Form S-3 and Registration Statement Nos. 333-159275 and 333-110228 on Form S-8 of our reports dated February 21, 2014, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche Ltd.
Hamilton, Bermuda
February 21, 2014